Exhibit 99.15

Ferrellgas, Inc. and Subsidiaries

Consolidated Balance Sheets and Independent
Registered Public Accounting Firm's Report as of July 31, 2004 and 2003

INDEX TO BALANCE SHEETS

Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets - July 31, 2004 and 2003
Notes to Consolidated Balance Sheets

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Ferrellgas, Inc and subsidiaries
Liberty, Missouri

We have audited the accompanying consolidated balance sheets of Ferrellgas, Inc. and subsidiaries (the “Company”) as of July 31, 2004 and 2003. These balance sheets are the responsibility of the Company’s management. Our responsibility is to express an opinion on these balance sheets based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits of the balance sheets provide a reasonable basis for our opinion.

In our opinion, such consolidated balance sheets present fairly, in all material respects, the financial position of the Company as of July 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note B(11) to the consolidated balance sheets, the Company changed its method of accounting for asset retirement obligations with the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”, in fiscal 2003 and, as discussed in Note B(8) to the consolidated balance sheets, changed its method of accounting for goodwill and other intangible assets with the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” in fiscal 2002.

DELOITTE & TOUCHE LLP

Kansas City, Missouri
November 4, 2004

FERRELLGAS, INC. AND SUBSIDIARIES (a wholly-owned subsidiary of Ferrell Companies, Inc.)
CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
	July 31,
ASSETS	2004	2003
Current assets:
Cash and cash equivalents	$15,887	$12,311
Accounts and notes receivable (net of
allowance for doubtful accounts of $2,523 and
$2,672 in 2004 and 2003, respectively)	114,211	56,742
Inventories	103,578	69,077
Prepaid expenses and other current assets	10,075	8,366

Total current assets	243,751	146,496
Property, plant and equipment, net	847,106	741,792
Goodwill	495,976	363,134
Intangible assets, net	265,125	98,157
Other assets, net	15,642	8,897

Total assets	$1,867,600	$1,358,476

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$104,309	$59,454
Other current liabilities	92,920	89,666

Total current liabilities	197,229	149,120
Long-term debt	1,153,652	888,226
Deferred income taxes	2,569	2,401
Other liabilities	20,531	18,747
Contingencies and commitments (Note M)	--	--
Minority interest	380,795	171,220
Parent investment in subsidiary	186,596	201,466
Stockholder's equity (deficiency):
Common stock, $1 par value;
10,000 shares authorized; 990 shares issued	1	1
Additional paid-in-capital	15,462	13,824
Note receivable from parent	(146,830)	(146,864)
Retained earnings	56,865	62,303
Accumulated other comprehensive income (loss)	730	(1,968)

Total stockholder's equity (deficiency)	(73,772)	(72,704)

Total liabilities and stockholder's equity (deficiency)	$1,867,600	$1,358,476

See notes to consolidated balance sheets.

FERRELLGAS INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, unless otherwise designated)

A.        Organization and formation

The accompanying consolidated balance sheets and related notes present the consolidated financial position of Ferrellgas, Inc. (the “Company”), its subsidiaries and its partnership interest in Ferrellgas Partners, L.P and subsidiaries. The Company is a wholly-owned subsidiary of Ferrell Companies, Inc. (“Ferrell” or “Parent”).

On July 5, 1994, Ferrellgas Partners, L.P. (“Ferrellgas Partners”) completed an initial public offering of common units representing limited partner interests (the “common units”). Ferrellgas Partners was formed April 19, 1994, and is a publicly traded limited partnership, owning a 99% limited partner interest in Ferrellgas, L.P. (the “operating partnership”). Ferrellgas Partners and the operating partnership, collectively referred to as “Ferrellgas,” are both Delaware limited partnerships and are governed by their respective partnership agreements. Ferrellgas Partners was formed to acquire and hold a limited partner interest in the operating partnership. The operating partnership was formed to acquire, own and operate the propane business and assets of the Company. The Company owns a 1% general partner interest in Ferrellgas Partners and also holds a 1.0101% general partner interest in the operating partnership, representing an effective 2% general partner interest in Ferrellgas on a combined basis. As general partner, it performs all management functions required by Ferrellgas.

Concurrent with the closing of the offering, the Company contributed all of its propane business and assets to Ferrellgas Partners in exchange for 17,593,721 common units and Incentive Distribution Rights as well as a 2% general partner interest in Ferrellgas Partners and the operating partnership on a combined basis.

In July 1998, the Company transferred its entire limited partnership ownership of Ferrellgas Partners to Ferrell. In July 1998, 100% of the outstanding common stock of Ferrell was purchased primarily from Mr. James E. Ferrell (“Mr. Ferrell”) and his family by a newly created leveraged employee stock ownership trust (“ESOT”) established pursuant to the Ferrell Companies Employee Stock Ownership Plan (“ESOP”). The purpose of the ESOP is to provide employees of the Company an opportunity for ownership in Ferrell and indirectly in Ferrellgas. As contributions are made by Ferrell to the ESOT in the future, shares of Ferrell are allocated to the employees’ ESOP accounts.

On December 17, 1999, Ferrellgas Partners’ partnership agreement was amended, in connection with an acquisition, to allow for the issuance of a newly created senior unit. Generally, these senior units were to be paid quarterly distributions in additional senior units equal to 10% per annum. Also, the senior units were structured to allow for a redemption by Ferrellgas Partners at any time, in whole or in part, upon payment in cash of the liquidating value of the senior units, currently $40 per unit, plus the amount of any accrued and unpaid distributions. The holder of the senior units also had the right, at dates in the future and subject to certain events and conditions, to convert any outstanding senior units into common units.

On June 5, 2000, Ferrellgas Partners’ partnership agreement was amended to allow the Company to have an option in maintaining its effective 2% general partner interest concurrent with the issuance of other additional equity. Prior to this amendment, the Company was required to make capital contributions to maintain its effective 2% general partner interest concurrent with the issuance of any additional equity. Also as part of this amendment, the Company’s general partner interest in Ferrellgas Partner’s common units became represented by newly created general partner units.

On April 6, 2001, Ferrellgas Partners’ partnership agreement was amended to reflect modifications made to the senior units, previously issued on December 17, 1999, and the common units owned by Ferrell. The senior units are to be paid quarterly distributions in cash equivalent to 10% per annum of their liquidation value, or $4 per senior unit. The amendment also granted the holder of the senior units the right to convert any outstanding senior units into common units beginning on the earlier of December 31, 2005 or upon the occurrence of a “material event” as such term is defined by Ferrellgas Partners’ partnership agreement. The number of common units issuable upon conversion of a senior unit is equal to the senior unit liquidation value, currently $40 per unit plus any accrued and unpaid distributions, divided by the then current market price of a common unit. Generally, a material event includes (1) a change of control; (2) the treatment of Ferrellgas Partners as an association taxable as a corporation for federal income tax purposes; (3) Ferrellgas Partners’ failure to use the aggregate cash proceeds from equity issuances after December 31, 2004, other than issuances of equity pursuant to an exercise of any common unit options, to redeem a portion of its senior units other than up to $20 million of cash proceeds from equity issuances used to reduce Ferrellgas’ indebtedness; or (4) Ferrellgas Partners’ failure to pay the senior unit distribution in full for any fiscal quarter. Also as part of the amendment, Ferrell granted Ferrellgas Partners the ability, until December 31, 2005, to defer future distributions on the common units held by it, up to an aggregate outstanding amount of $36.0 million. There have been no deferrals to date.

B.        Summary of significant accounting policies

(1) Nature of operations: The Company is a holding entity that conducts no operations and has two subsidiaries, Ferrellgas Partners and Ferrellgas Acquisition Company, LLC (“Ferrellgas Acquisition”). The Company owns a 100% equity interest in Ferrellgas Acquisition. Limited operations are conducted by or through Ferrellgas Acquisition, whose only purpose is to acquire the tax liabilities of acquirees of Ferrellgas. The operating partnership is the only operating subsidiary of Ferrellgas Partners.

Ferrellgas is engaged primarily in the distribution of propane and related equipment and supplies in the United States. The propane distribution market is seasonal because propane is used primarily for heating in residential and commercial buildings. Ferrellgas serves more than one million residential, industrial/commercial, portable tank exchange, agricultural and other customers. As of April 21, 2004, Ferrellgas became the leading provider of portable tank exchange. See Note C – Business combinations — for additional discussion about the Blue Rhino contribution.

(2) Accounting estimates: The preparation of balance sheets in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheets. Actual results could differ from these estimates. Significant estimates impacting the consolidated balance sheets include accruals that have been established for contingent liabilities, pending claims and legal actions arising in the normal course of business, useful lives of property, plant and equipment assets, residual values of tanks, amortization methods of intangible assets and valuation methods of derivative commodity contracts.

(3) Principles of consolidation: The accompanying consolidated balance sheets include the Company’s accounts, those of its wholly-owned subsidiary Ferrellgas Acquisition Company and Ferrellgas Partners, after elimination of all material intercompany accounts and transactions. The accounts of Ferrellgas Partners are included based on the determination that the Company possesses a controlling financial interest through its ability to exert control over Ferrellgas Partners and is consolidated with the Company.

The minority interest includes limited partner interests in Ferrellgas Partners’ common units held by the public and Ferrellgas Partners’ senior units. See Note K –Minority interest for related discussion about the activity in minority interest. The limited partner interest owned by Ferrell is reflected as “Parent investment in subsidiary” in the consolidated balance sheets.

(4) Cash and cash equivalents and non-cash activities: The Company considers cash equivalents to include all highly liquid debt instruments purchased with an original maturity of three months or less.

(5) Inventories: Inventories are stated at the lower of cost or market using weighted average cost and actual cost methods. The Company enters into commodity derivative contracts involving propane and related products to hedge, reduce risk and anticipate market movements. The fair value of these derivative contracts is classified as inventory.

(6) Accounts receivable securitization: The Company has agreements to transfer, on an ongoing basis, certain of its trade accounts receivable through an accounts receivable securitization facility and retains servicing responsibilities as well as a retained interest related to a portion of the transferred receivables. The Company accounts for the securitization of accounts receivable in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” As a result, the related receivables are removed from the consolidated balance sheet and a retained interest is recorded for the amount of receivables sold in excess of cash received. The retained interest is included in “Accounts and notes receivable” in the consolidated balance sheets.

The Company determines the fair value of its retained interest based on the present value of future expected cash flows using management’s best estimates of various factors, including credit loss experience and discount rates commensurate with the risks involved. These assumptions are updated periodically based on actual results, therefore the estimated credit loss and discount rates utilized are materially consistent with historical performance. Due to the short-term nature of the Company’s trade receivables, variations in the credit and discount assumptions would not significantly impact the fair value of the retained interests. See Note E – Accounts receivable securitization – for further discussion of these transactions.

(7) Property, plant and equipment: Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and routine repairs are expensed as incurred. The Company capitalizes computer software, equipment replacement and betterment expenditures that are (i) greater than $1 thousand, (ii) upgrade, replace or completely rebuild major mechanical components and (iii) extend the original useful life of the equipment. Depreciation is calculated using the straight-line method based on the estimated useful lives of the assets ranging from two to 30 years. The Company, using its best estimates based on reasonable and supportable assumptions and projections, reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of its assets might not be recoverable. See Note D – Supplemental financial statement information – for further discussion of property, plant and equipment.

(8) Goodwill: Goodwill is not amortized and is tested for impairment each January 31 on an annual basis or more frequently if circumstances dictate. Beginning in first quarter of fiscal year 2002, the Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” which modified the financial accounting and reporting for acquired goodwill and other intangible assets, including the requirement that goodwill and some intangible assets no longer be amortized. The Company did not recognize any impairment losses as a result of these tests. The Company assesses the carrying value of goodwill at a reporting unit level, at least annually, based on an estimate of the fair value of the respective reporting unit. Fair value of the reporting unit is estimated using a market value approach taking into consideration the quoted market price of Ferrellgas Partners’ common units. For purposes of the Company’s goodwill impairment test, the Company has determined that it has one reporting unit.

(9) Intangible assets: Intangible assets with definitive lives, consisting primarily of customer lists, noncompete agreements and patented technology, are stated at cost, net of amortization calculated using either straight-line or accelerated methods over periods ranging from two to 15 years. Tradenames and trademarks have indefinite lives and are not amortized, are also stated at cost. The Company reviews identifiable intangibles for impairment in a similar manner as with long-lived assets. The Company, using its best estimates based on reasonable and supportable assumptions and projections, reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of its assets might not be recoverable. When necessary, the intangible assets’ useful lives are revised and the impact on amortization will be reflected on a prospective basis. See Note F – Intangible assets, net – for further discussion of intangible assets.

(10) Accounting for derivative commodity contracts: The Company enters into commodity options and swaps involving propane to specifically hedge certain price risks. Any changes in the fair value of these specific cash flow hedge positions are deferred and included in other comprehensive income and recognized as an adjustment to cost of product sold in the month forcasted price risk is settled. The Company also enters into other commodity forward and futures purchase/sale agreements and commiduty swaps and options involving propane and related products, which are not designated as hedges to a certain product cost risk, but are used for risk managment purposes. The the extent such contracts are entered into at fixed prices and thereby subject the Company to market risk, the contracts are accounted for using the fair value method. Under this valuation method, derivatives are carried on the consolidated balance sheets at fair value with changes in that value recognized in ernigs. See Note I - Derivatives - for further discussion about these transactions.

(11) Asset retirement obligation: SFAS No. 143 “Accounting for Asset Retirement Obligations” provides accounting requirements for retirement obligations associated with tangible long-lived assets, including the requirement that a liability be recognized if there is a legal or financial obligation associated with the retirement of the assets. The Company adopted SFAS No. 143 beginning in fiscal year 2003. This cumulative effect of a change in accounting principle resulted in a one-time charge to earnings of $0.1 million, together with the recognition of a $3.1 million long-term liability and a $0.3 million long-term asset. The Company believes the implementation will not have a material ongoing effect on its consolidated financial position. These obligations relate primarily to the estimated future expenditures required to retire the Company’s underground storage facilities. The remaining period until these facilities will require closure and remediation expenditures is approximately 50 years.

(12) Income Taxes: The Company is treated as a Subchapter S corporation for Federal income tax purposes and is liable for income tax in states that do not recognize Subchapter S status. The Company also indirectly owns seven subsidiaries that are taxable corporations, each of which file separate income tax returns. Income taxes are computed as though each company filed its own tax return in accordance with the Company's tax sharing agreement. Deferred income taxes are provided as a result of temporary differences between financial and tax reporting, as described in Note J - Income taxes - using the asset/liability method.

(13) Unit and stock-based compensation: The Company accounts for the Ferrellgas Unit Option Plan (“unit option plan”) and the Ferrell Companies, Inc. Incentive Compensation Plan (“ICP”) using the intrinsic value method under the provisions of Accounting Principles Board (“APB”) No. 25, “Accounting for Stock Issued to Employees.”

See Note O – Unit options of Ferrellgas Partners and stock options of Ferrell

(14) Segment information: The Company is a single reportable operating segment engaging in the distribution of propane and related equipment and supplies to customers primarily in the United States.

(15) Adoption of new accounting standards: The Financial Accounting Standards Board (“FASB”) recently issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” FASB Financial Interpretation No. 46 “Consolidation of Variable Interest Entities,” Emerging Issues Task Force (“EITF”) 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables” and SFAS No. 132R “Employers’ Disclosures about Pensions and Other Postretirement Benefits.”

SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for fiscal year 2004. SFAS No. 150 did not have a material effect on the Company’s consolidated financial position.

FASB Financial Interpretation No. 46 (“FIN 46”) clarifies Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” If certain conditions are met, this interpretation requires the primary beneficiary to consolidate certain variable interest entities in which equity investors lack the characteristics of a controlling financial interest or do not have sufficient equity investment at risk to permit the variable interest entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB issued a revision to FIN 46, which addresses new effective dates and certain implementation issues. The interpretation is generally effective for the periods ending after December 15, 2003. Among these issues is the addition of a scope exception for certain entities that meet the definition of a business, provided certain criteria are met. The Company does not have any variable interest entities that would be subject to this revised interpretation.

EITF No. 00-21 addresses how to account for arrangements that may involve multiple revenue-generating activities, such as the delivery or performance of multiple products, services, and/or rights to use assets. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a bundled transaction, and the consideration will be measured and allocated to the separate units based on their relative fair values. This consensus guidance is applicable to agreements entered into in quarters beginning after June 15, 2003. The Company adopted this new accounting pronouncement beginning August 1, 2003. The implementation of this pronouncement did not have a material impact on the Company’s consolidated financial position, because it does not enter into a significant number of arrangements that may involve multiple revenue-generating activities.

SFAS No. 132R revises and improves employers’ financial statement disclosures about defined benefit pension plans and other postretirement benefit plans. This revised statement does not change the measurement or recognition of those plans and retains the disclosures required by the original SFAS No. 132. This revised statement also requires additional disclosures about the assets and obligations of defined benefit pension plans and other defined benefit postretirement plans. This revised statement is effective for fiscal year 2004. SFAS No. 132R did not have a material effect on the Company’s consolidated financial position.

C.        Business Combinations

During the year ended July 31, 2004, the Company completed one material business combination and ten smaller business combinations. Each of the business combinations was accounted for under the purchase method and the assets acquired and liabilities assumed were recorded at their estimated fair market values as of the acquisition date. The preliminary allocation of assets and liabilities may be adjusted to reflect the final determined amounts during a period of time following each business combination. The Blue Rhino contribution allocation is preliminary pending the completion of the valuation of tangible and intangible assets and the calculation of other costs.

	Allocation of Purchase Price
Business combinations	Purchase Price	Working Capital	Property Plant & Equipment	Intangible Assets	Goodwill	Other
Blue Rhino (April 2004)	$410,760	$21,333	$91,544	$164,100	$133,322	$461

Others (various)	43,293	--	24,576	18,489	244	(16)

	$454,053	$21,333	$116,120	$182,589	$133,566	$445

Intangible assets subject to amortization include:

o	$95.5 million assigned to customer lists, to be amortized over 15 years;

o	$3.3 million assigned to non-compete agreements, to be amortized over three years; and

o	others totaling $6.3 million to be amortized over a weighted average period of seven years.

Intangible assets not subject to amortization include $59.0 million assigned to tradenames and trademarks.

The other ten smaller propane distribution businesses acquired during the year ended July 31, 2004, included the following:

o	Chapman's Propane Co., Inc, based in Illinois, acquired August 2003;

o	Bud's Propane Service, Inc., based in Oregon, acquired September 2003;

o	Prairie Land Coop, based in Iowa, acquired October 2003;

o	Aeropres Propane, Inc., based in Louisiana and Arkansas, acquired December 2003;

o	Suburban Propane's Midwest Retail Operations, based in Texas, Oklahoma, Missouri and Kansas, acquired January 2004;

o	Crow's LP Gas Co, based in Iowa, acquired March 2004;

o	Hilltop Supply Company, based in Southern California, acquired March 2004;

o	Blue Ribbon Propane, based in Canada, acquired May 2004;

o	C. Barron & Sons, Inc., based in Michigan, acquired June 2004; and

o	Tri-Counties Gas Companies, based in Northern California, acquired July 2004.

These purchases of the ten smaller propane distribution businesses acquisitions were funded by $41.0 million in cash payments, the issuance of 0.1 million Ferrellgas Partners’common units valued at an aggregate of $1.5 million and $0.8 million of notes payable to the seller. The estimated fair values and useful lives of assets acquired are based on a preliminary valuation and are subject to final valuation adjustments. The Company intends to continue its analysis of the net assets of these acquired businesses to determine the final allocation of the total purchase price to the various assets acquired.

      Blue Rhino contribution

On April 20, 2004, FCI Trading Corp. (“FCI Trading”), an affiliate of the Company, acquired all of the outstanding common stock of Blue Rhino Corporation in an all-cash merger. Pursuant to an Agreement and Plan of Merger dated February 8, 2004, a subsidiary of FCI Trading merged with and into Blue Rhino Corporation whereby the then current stockholders of Blue Rhino Corporation were granted the right to receive a payment from FCI Trading of $17.00 in cash for each share of Blue Rhino Corporation common stock outstanding on April 20, 2004. FCI Trading thereafter became the sole stockholder of Blue Rhino Corporation and immediately after the merger, FCI Trading converted Blue Rhino Corporation into a limited liability company, Blue Rhino LLC.

In a non-cash contribution, pursuant to a Contribution Agreement dated February 8, 2004, FCI Trading contributed on April 21, 2004 all of the membership interests in Blue Rhino LLC to the operating partnership through a series of transactions and the operating partnership assumed FCI Trading’s obligation under the Agreement and Plan of Merger to pay the $17.00 per share to the former stockholders of Blue Rhino Corporation together with other specific obligations, as detailed in the following table:

Assumption of obligations under the contribution agreement	$343,414
Common units and general partner interest issued	8,700
Assumption of Blue Rhino's bank credit facility outstanding balance	43,719
Assumption of other liabilities and acquisition costs	14,927

$410,760

In consideration of this contribution, Ferrellgas Partners issued 0.2 million common units to FCI Trading. Both Ferrellgas Partners and FCI Trading have agreed to indemnify the Company from any damages incurred by the Company in connection with the assumption of any of the obligations described above. Also on April 21, 2004, subsequent to the contribution described above, Blue Rhino LLC merged with and into the operating partnership. The former operations of Blue Rhino LLC will hereafter be referred to as “Blue Rhino.”

In addition to the payment of $17.00 per share to the former stockholders of Blue Rhino Corporation, each vested stock option and warrant that permitted its holder to purchase common stock of Blue Rhino Corporation that was outstanding immediately prior to the merger was converted into the right to receive a cash payment from Blue Rhino Corporation equal to the difference between $17.00 per share and the applicable exercise price of the stock option or warrant. Unvested options and warrants not otherwise subject to automatic accelerated vesting upon a change in control vested on a pro rata basis through April 19, 2004, based on their original vesting date. The total payment to the former Blue Rhino Corporation stockholders for all common stock outstanding on April 20, 2004 and for those Blue Rhino Corporation options and warrants then outstanding was $343.4 million.

Prior to this contribution, Blue Rhino Corporation was the leading national provider of propane by portable tank exchange as well as a leading supplier of complementary propane and non-propane products to consumers through many of the nation’s largest retailers.

The Company’s valuation of the tangible and intangible assets of the Blue Rhino contribution resulted in the recognition of goodwill of $133.3 million. This preliminary valuation of goodwill was based on the Company’s belief that the contributions of Blue Rhino will be beneficial to the Company’s and Blue Rhino’s operations as Blue Rhino’s counter-seasonal business activities and anticipated future growth is expected to provide the Company with the ability to better utilize its seasonal resources to complement the Company’s retail distribution locations with Blue Rhino’s existing distributor network. The Company has not yet obtained all information required to complete the evaluation and allocation of the purchase price for the Blue Rhino contribution. The final evaluation and allocation will be completed in fiscal year 2005.

During the year ended July 31, 2003, the Company acquired the following propane distribution businesses with an aggregate value at $51.1 million:

o	ProAm, Inc., based primarily in Georgia and Texas, acquired December 2002;

o	a branch of Cenex Propane Partners Co., based in Iowa, acquired November 2002;

o	Northstar Propane, based in Nevada, acquired November 2002;

o	Pettit Oil Company, Inc., based in Washington, acquired May 2003; and

o	Wheeler's Bottled Gas, Inc., based in Ohio, acquired July 2003.

These purchases were funded by $41.0 million in cash payments, the issuance of 9 thousand Ferrellgas Partners’ common units valued at an aggregate of $0.2 million, and $9.9 million in the issuance of a short-term non-interest bearing note payable at an imputed interest rate of 4.25% to the seller and other costs and consideration.

The aggregate value of these five propane distribution businesses were allocated as follows: $29.6 million for assets such as customer tanks, buildings and land, $1.1 million for non-compete agreements, $12.5 million for customer lists, and $7.9 million for net working capital. Net working capital was comprised of $8.7 million of current assets and $0.8 million of current liabilities. The estimated fair values and useful lives of assets acquired are based on a valuation and include final valuation adjustments. The weighted average amortization period for non-compete agreements and customer lists are five and 15 years, respectively.

D.        Supplemental financial statement information

Inventories consist of:
	2004	2003
Propane gas and related products	$69,570	$49,772
Appliances, parts and supplies	34,008	19,305

	$103,578	$69,077

In addition to inventories on hand, the Company enters into contracts to buy product for supply purposes, primarily propane for supply procurement purposes. Nearly all of these contracts have terms of less than one year and most call for payment based on market prices at the date of delivery. All fixed price contracts have terms of less than one year.
Property, plant and equipment consist of:

	Estimated Useful lives	2004	2003
Land	indefinite	$37,726	$30,618
Land improvements	2-20	10,458	9,150
Buildings and improvements	20	61,905	55,010
Vehicles, including transport trailers	8-20	89,517	79,708
Furniture and fixtures	5	7,772	7,630
Bulk equipment and district facilities	5-30	99,111	77,717
Tanks and customer equipment	2-30	808,955	741,436
Computer equipment and software	2-5	80,739	27,311
Computer software development in progress	n/a	--	44,869
Construction in progress	n/a	14,300	2,240
		1,210,483	1,075,689
Less: accumulated depreciation		363,377	333,897

		$847,106	$741,792

During fiscal year 2004, the Company placed in service $49.0 million of computer software, which will be depreciated using the straight-line method over its estimated useful life of 5 years.
The Company capitalized $0.6 million, $2.2 million and $0.7 million of interest expense related to the development of computer software for the years ended July 31, 2004, 2003 and 2002, respectively.
Other current liabilities consist of:
	2004	2003
Accrued interest	$28,990	$23,563
Accrued payroll	16,989	22,848
Accrued insurance	6,942	9,535
Note payable (pursuant to acquisition - see Note C -
Business combinations)	1,546	9,847
Other	38,453	23,873

	$92,920	$89,666

E.        Accounts receivable securitization

On September 26, 2000, the Company entered into an accounts receivable securitization facility with Bank One, NA. As part of this renewable 364-day facility, the Company transfers an interest in a pool of its trade accounts receivable to Ferrellgas Receivables, a wholly-owned unconsolidated, special purpose entity, which sells its interest to a commercial paper conduit of Banc One, NA. The Company does not provide any guarantee or similar support to the collectibility of these receivables. The Company structured the facility using a wholly-owned unconsolidated, qualifying special purpose entity in order to facilitate the transaction as required by Banc One, NA and to comply with Company’s various debt covenants. As a servicer, the Company remits daily to this special purpose entity funds collected on the pool of trade receivables held by Ferrellgas Receivables. The Company renewed the facility for an additional 364-day commitment on September 21, 2004.

The Company transfers certain of its trade accounts receivable to Ferrellgas Receivables and retains an interest in a portion of these transferred receivables. As these transferred receivables are subsequently collected and the funding from the accounts receivable securitization facility is reduced, the Company’s retained interest in these receivables is reduced. As of July 31, 2004 and 2003, the balance of the retained interest was $5.2 million and $8.1 million, respectively and was classified as accounts receivable on the consolidated balance sheets. At July 31, 2004, $27.1 million had been transferred compared with $42.5 million at July 31, 2003.The Company had the ability to transfer, at its option, an additional $40.4 million of its trade accounts receivable at July 31, 2004. The weighted average discount rate used to value the retained interest in the transferred receivables was 2.0% and 1.6% during the years ended July 31, 2004 and 2003, respectively.

F.        Intangible assets, net

Intangible assets, net consist of:
	July 31, 2004			July 31, 2003
	Gross carrying amount	Accum-ulated Amortization	Net	Gross carrying amount	Accum-ulated amortization	Net
Amortized intangible assets
Customer lists	$326,352	$(140,766)	$185,586	$220,061	$(133,548)	$86,513
Non-compete agreements	71,697	(56,468)	15,229	64,020	(52,376)	11,644
Other	6,289	(979)	5,310	--	--	--

	404,338	(198,213)	206,125	284,081	(185,924)	98,157
Unamortized intangible assets
Tradenames & trademarks	59,000	--	59,000	--	--	--

	$463,338	$(198,213)	$265,125	$284,081	$(185,924)	$98,157

Customer lists have estimated lives of 15 years, while non-compete agreements have estimated lives ranging from two to 10 years. The Company believes that trademarks and tradenames have an indefinite useful life due to the Company’s intention to utilize all acquired trademarks and tradenames. Other intangible assets have estimated lives ranging from 2 to 10 years.

Estimated amortization expense:
For the year ended July 31
2005	$21,916
2006	21,014
2007	19,702
2008	18,769
2009	18,158

G.    Long-term debt

Long-term debt consists of:

	2004	2003
Senior notes
Fixed rate, 7.16% due 2005-2013 (1)	$350,000	$350,000
Fixed rate, 8.75%, due 2012, net of unamortized premium of $2,990 (2)	270,990	219,569
Fixed rate, 8.8%, due 2006-2009 (3)	184,000	184,000
Fixed rate, 6.75% due 2014, net of unaccreted discount of $882 (4)	249,118	--
Credit agreement, variable interest rates, expiring 2006	92,900	126,700
Notes payable, 7.3% and 7.5% weighted average interest rates,
respectively, due 2004 to 2011	9,014	10,108
Capital lease obligations	469	--

	1,156,491	890,377
Less: current portion, included in other current liabilities on the
consolidated balance sheets	2,839	2,151

	$1,153,652	$888,226

(1)

The operating partnership fixed rate senior notes, issued in August 1998, are general unsecured obligations of the operating partnership and rank on an equal basis in right of payment with all senior indebtedness of the operating partnership and senior to all subordinated indebtedness of the operating partnership. The outstanding principal amount of the series A, B, C, D and E notes shall be due on August 1, 2005, 2006, 2008, 2010, and 2013, respectively. In general, the operating partnership does not have the option to prepay the notes prior to maturity without incurring prepayment penalties.

(2)

On September 24, 2002, the Company redeemed the Ferrellgas Partners fixed rate senior secured notes issued in April 1996, with the proceeds from $170.0 million of Ferrellgas Partners fixed rate senior notes. On December 18, 2002, the Company issued $48.0 million of Ferrellgas Partners fixed rate senior notes with a debt premium of $1.7 million that will be amortized to interest expense through 2012. On June 10, 2004 the Company issued $50.0 million of Ferrellgas Partners fixed rate senior secured notes with a debt premium of $1.6 million that will be amortized to interest expense through 2012. The Ferrellgas Partners senior notes bear interest from the date of issuance, payable semi-annually in arrears on June 15 and December 15 of each year.

(3)

The operating partnership fixed rate senior notes, issued in February 2000, are general unsecured obligations of the operating partnership and rank on an equal basis in right of payment with all senior indebtedness of the operating partnership and senior to all subordinated indebtedness of the operating partnership. The outstanding principal amount of the series A, B and C notes are due on August 1, 2006, 2007 and 2009, respectively. In general, the operating partnership does not have the option to prepay the notes prior to maturity without incurring prepayment penalties.

(4)

The operating partnership fixed rate senior notes, issued in April 2004 are general unsecured obligations of the operating partnership and rank on an equal basis in right of payment with all senior indebtedness of the operating partnership and senior to all subordinated indebtedness of the operating partnership. The outstanding principal amount is due on May 1, 2014. In general, the operating partnership does not have the option to prepay the notes prior to maturity without incurring prepayment penalties.

On April 20, 2004, subsidiaries of the operating partnership completed a private placement of $250.0 million in principal amount of 6.75% senior notes due 2014 at a price to the note holders of 99.637% per note. In the offering, the subsidiaries of the operating partnership received proceeds, net of underwriting discounts and commissions, of $243.5 million. The subsidiaries then merged into the operating partnership and Ferrellgas Finance Corp., a subsidiary of the operating partnership, on April 20, 2004 with the operating partnership and Ferrellgas Finance Corp. assuming the payment obligation of the notes. The proceeds of the notes were used to pay a portion of the merger consideration assumed by the operating partnership of $17.00 per share to the then former common stockholders of Blue Rhino Corporation in connection with the contribution of Blue Rhino to the operating partnership by an affiliate of the Company. See additional discussion about the Blue Rhino contribution in Note C — Business combinations.
Interest on the 6.75% senior notes due 2014 is payable semi-annually in arrears on May 1 and November 1 of each year, commencing on November 1, 2004.

On December 10, 2002, the Company refinanced its $157.0 million bank credit facility with a $307.5 million amended bank credit facility, using $155.6 million of the funds available thereunder to purchase propane tanks and related assets that it previously leased, plus making a $1.2 million payment of related accrued lease expense. The remaining portion of the amended bank credit facility is available for working capital, acquisition, capital expenditure and general partnership purposes and will terminate on April 28, 2006, unless extended or renewed. The credit facility has a letter of credit sub-facility with availability of $80.0 million. As of July 31, 2004, the Company had borrowings of $92.9 million, at a weighted average interest rate of 3.7%, under this amended bank credit facility.

All borrowings under the amended bank credit facility bear interest, at the Company’s option, at a rate equal to either:

o	the base rate, which is defined as the higher of the federal funds rate plus 0.50% or Bank of America’s prime rate (as of July 31, 2004, the federal funds rate and Bank of America’s prime rate were 1.29% and 4.25%, respectively); or

o	the Eurodollar Rate plus a margin varying from 1.75% to 2.75% (as of July 31, 2004, the one-month Eurodollar Rate was 1.44%).

In addition, an annual commitment fee is payable on the daily unused portion of the credit facility at a per annum rate varying from 0.375% to 0.625% (as of July 31, 2004, the commitment fee per annum rate was 0.50%).

Letters of credit outstanding, used primarily to secure obligations under certain insurance arrangements, totaled $55.3 million and $44.7 million at July 31, 2004 and 2003, respectively. At July 31, 2004, the Company had $159.3 million of funding available.

The senior notes and the credit facility agreement contain various restrictive covenants applicable to the Company and its subsidiaries, the most restrictive relating to additional indebtedness. In addition, Ferrellgas Partners is prohibited from making cash distributions of the minimum quarterly distribution if a default or event of default exists or would exist upon making such distribution, or if Ferrellgas Partners or the operating partnership fails to meet certain coverage tests. Ferrellgas Partners and the operating partnership are in compliance with all requirements, tests, limitations and covenants related to these debt agreements.

H.        Guarantees

FASB Financial Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” requires recognition of a liability for the fair value of guarantees issued after December 31, 2002. As of July 31, 2004, the only material guarantees that the Company had outstanding were associated with residual value guarantees of operating leases. These operating leases are related to transportation equipment with remaining lease periods scheduled to expire over the next seven fiscal years. Upon completion of the lease period, the Company guarantees that the fair value of the equipment will equal or exceed the guaranteed amount, or the Company will pay the lessor the difference. The fair value of these residual value guarantees entered into after December 31, 2002 was $1.1 million as of July 31, 2004. Although the fair values at the end of the lease terms have historically exceeded these guaranteed amounts, the maximum potential amount of aggregate future payments the Company could be required to make under these leasing arrangements, assuming the equipment is worthless at the end of the lease term, is $14.0 million.

I.        Derivatives

SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149, requires all derivatives (with certain exceptions), whether designated in hedging relationships or not, to be recorded on the consolidated balance sheets at fair value. The Company records changes in the fair value of positions qualifying as cash flow hedges in accumulated other comprehensive income and changes in the fair value of other positions in the consolidated statements of earnings. The Company’s overall objective for entering into derivative contracts for the purchase of product is related to hedging, risk reduction and to anticipate market movements. Other derivatives are entered into to reduce interest rate risk associated with long term debt and lease obligations. Fair value hedges are derivative financial instruments that hedge the exposure to changes in the fair value of an asset or a liability or an identified portion thereof attributable to a particular risk. Cash flow hedges are derivative financial instruments that hedge the exposure to variability in expected future cash flows attributable to a particular risk. The Company uses cash flow hedges to manage exposures to product purchase price risk and uses both fair value and cash flow hedges to manage exposure to interest rate risks.

Fluctuations in the wholesale cost of propane expose the Company to purchase price risk. The Company purchases propane at various prices that are eventually sold to its customers, exposing the Company to future product price fluctuations. Also, certain forecasted transactions expose the Company to purchase price risk. The Company monitors its purchase price exposures and utilizes product hedges to mitigate the risk of future price fluctuations. Propane is the only product hedged with the use of product hedge positions. The Company uses derivative contracts to hedge a portion of its forecasted purchases for up to 18 months in the future. These derivatives are designated as cash flow hedging instruments. Because these derivatives are designated as cash flow hedges, the effective portions of changes in the fair value of the derivatives are recorded in other comprehensive income (“OCI”) and are recognized in the consolidated statements of earnings when the forecasted transaction impacts earnings. As of July 31, 2004, the Company had a fair value adjustment classified as OCI of $1.9 million. The Company did not have any product hedge positions outstanding as of July 31, 2003, therefore there was no fair value adjustment classified as OCI. Changes in the fair value of cash flow hedges due to hedge ineffectiveness, if any, are recognized in cost of product sold. The fair value of the derivatives related to purchase price risk are classified on the consolidated balance sheets as inventories.

Through its risk management trading activities, the Company also purchases and sells derivatives that are not designated as accounting hedges to manage other risks associated with commodity prices. The types of contracts utilized in these activities include energy commodity forward contracts, options and swaps traded on the over-the-counter financial markets, and futures and options traded on the New York Mercantile Exchange. The Company utilizes published settlement prices for exchange traded contracts, quotes provided by brokers and estimates of market prices based on daily contract activity to estimate the fair value of these contracts. The changes in fair value of these risk management trading activities are recognized as they occur in cost of product sold in the consolidated statements of earnings.

Estimates related to our risk management trading activities are sensitive to uncertainty and volatility inherent in the energy commodities markets and actual results could differ from these estimates. Assuming a hypothetical 10% adverse change in prices for the delivery month of all energy commodities, the potential loss in future earnings of such a change was estimated at $0.6 million for risk management trading activities as of July 31, 2004. For other risk management activities, the potential loss in future earnings was estimated at $1.4 million at July 31, 2004. The preceding hypothetical analysis is limited because changes in prices may or may not equal 10%.

The following table summarizes the change in the unrealized fair value of contracts from risk management trading activities for the fiscal years ended July 31, 2004 and 2003.

	For the year ended July 31,
	2004	2003
Unrealized losses in fair value of contracts outstanding
at beginning of year	$(1,718)	$(4,569)
Unrealized gains and (losses) recognized at inception of
a contract	--	--
Unrealized gains and (losses) recognized as a result of
changes in valuation techniques or assumptions	--	--
Other unrealized gains and (losses) recognized	458	5,921
Less: realized gains and (losses) recognized	(1,684)	3,070

Unrealized gains (losses) in fair value of contracts outstanding
at end of year	$424	$(1,718)

The following table summarizes the maturity of these contracts for the valuation methodologies the Company utilized as of July 31, 2004 and 2003. This table summarizes the contracts where settlement had not yet occurred.

	Fair value of contracts at period-end
Source of fair value	Maturity less than 1 year	Maturity greater than 1 year and less than 18 months
Prices actively quoted	$151	$-
Prices provided by other external sources	273	-
Prices based on models and other valuation methods	--	-

Unrealized gains in fair value of contracts outstanding at
July 31, 2004	$424	$-

Prices actively quoted	$9	$-
Prices provided by other external sources	(1,727)	-
Prices based on models and other valuation methods	--	-

Unrealized (losses) in fair value of contracts outstanding
at July 31, 2003	$(1,718)	-

The following table summarizes the gross transaction volumes in barrels (one barrel equals 42 gallons) for risk management trading contracts that were physically settled for the years ended July 31, 2004 and 2003:

(in thousands)
For the year ended July 31, 2004	18,206
For the year ended July 31, 2003	13,805

The Company also uses forward contracts, not designated as accounting hedges under SFAS No. 133, to help reduce the price risk related to sales made to its propane customers. These forward contracts meet the requirement to qualify as normal purchases and normal sales as defined in SFAS No. 133, as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149, and thus are not adjusted to fair market value.

As of July 31, 2004, the Company holds $1,063.6 million in fixed rate debt and $92.9 million in variable rate debt. Fluctuations in interest rates subject the Company to interest rate risk. Decreases in interest rates increase the fair value of the Company’s fixed rate debt, while increases in interest rates subject the Company to the risk of increased interest expense related to its variable rate debt.

The Company enters into fair value and cash flow hedges to help reduce its overall interest rate risk. Interest rate swaps were used to hedge the exposure to changes in the fair value of fixed rate debt due to changes in interest rates. The fair value of interest rate derivatives that are considered fair value or cash flow hedges are classified either as other current or long-term assets or as other current or long-term liabilities on the consolidated balance sheets. Changes in the fair value of the fixed rate debt and any related fair value hedges are recognized as they occur in interest expense in the consolidated statements of earnings. There were no such fair value hedges outstanding at July 31, 2004 and 2003. Interest rate caps are used to hedge the risk associated with rising interest rates and their effect on forecasted transactions related to variable rate debt and lease obligations. These interest rate caps were designated as cash flow hedges and were outstanding until June 2003. The effective portions of changes in the fair value of the hedges were recorded in OCI at interim periods and were recognized as interest expense in the consolidated statements of earnings when the forecasted transaction impacted earnings. Cash flow hedges are assumed to hedge the risk of changes in cash flows of the hedged risk.

J.        Income taxes

The significant components of the net deferred tax asset (liability) included in the consolidated balance sheets are as follows:

	2004	2003
Deferred tax liabilities:
Partnership basis difference	$(2,664)	$(1,771)
Tax liability assumed in acquisition	--	(725)

Total deferred tax liabilities	(2,664)	(2,496)
Deferred tax assets:
Operating loss and credit carryforwards	95	95

Total deferred tax assets	95	95

Net deferred tax liability	$(2,569)	$(2,401)

Partnership basis differences are primarily attributable to differences in the tax and book basis of fixed assets and amortizable intangibles resulting from the Company’s contribution of assets and liabilities concurrent with Ferrellgas Partners’ public offering in 1994.

For Federal income tax purposes, the Company has net operating loss carryforwards of approximately $70.0 million at July 31, 2004 available to offset future taxable income. These net operating loss carryforwards expire at various dates through 2011.

The Company is potentially subject to the built-in gains tax, which could be incurred on the sale of assets owned as of August 1, 1998, the date of the Subchapter S election, and other assets acquired in connection with business combinations, that had a fair market value in excess of their tax basis as of that date. However, the Company anticipates that it can avoid incurring any built-in gains tax liability through utilization of its net operating loss carryovers and tax planning relating to the retention/disposition of these assets. In the event that the built-in gains tax is not incurred, the Company may not utilize the net federal operating loss carryforwards; therefore, a deferred tax asset has not been recognized. A deferrred tax asset of $95 thousand has been recognized as of July 31, 2004 and 2003, respectively, for the income tax effect of the state net operating loss carry forward.

K.        Minority Interest

The minority interest on the consolidated balance sheets includes limited partner interests in both Ferrellgas Partners’ common units held by the public and Ferrellgas Partners’ senior units held by JEF Capital Management, Inc., an entity owned by Mr. Ferrell, Chairman, Chief Executive Officer and President of the Company. At July 31, 2004 and 2003, the minority interest related to the common units owned by the public was $301.0 million and $91.4 million, respectively. Minority interest related to the senior units was $79.8 million at July 31, 2004 and 2003. The amounts at July 31, 2004 and 2003 represent the liquidation value of the senior units. See Note L – Transactions with related parties — for additional information about the senior units.

L.        Transactions with related parties

Note receivable with Ferrell

The Company has two notes receivable from Ferrell on an unsecured basis due on demand. Because Ferrell does not intend to repay the notes, the Company does not accrue interest income. The balances outstanding on these notes at July 31, 2004 and 2003, are $146.8 million, and $146.9 million, respectively, and are reported as Note receivable from parent in Stockholder’s equity (deficiency) on the consolidated balance sheets.

Common unit issuance in connection with business combinations

On April 21, 2004, Ferrellgas Partners issued 0.2 million common units to FCI Trading in connection with the contribution of Blue Rhino contribution (see Note C – Business combinations). On December 12, 2001, Ferrellgas Partners issued 37 thousand common units to Ferrell Propane, Inc., a subsidiary of Ferrell Acquisition in connection with the acquisition of Blue Flame Bottle Gas (see Note C – Business combinations).

Partnership distributions

JEF Capital is beneficially owned by Mr. Ferrell and thus is an affiliate. JEF Capital directly owns 100% of Ferrellgas Partners’ senior units. Ferrellgas Partners paid senior unit distributions of $8.0 million and $11.6 million to JEF Capital during the years ended July 31, 2004 and 2003, respectively. Ferrellgas Partners paid JEF Capital $31.5 million during the year ended July 31, 2003 to redeem 0.8 million senior units.

Ferrell Companies is the sole shareholder of the Company and owns 17.8 million common units of Ferrellgas Partners. FCI Trading owns 0.2 million common units of Ferrellgas Partners, while Ferrell Propane owns 0.1 million common units. During the years ended July 31, 2004 and 2003 Ferrellgas Partners paid common unit distributions of $35.6 million in each year to Ferrell and $0.1 million to FCI Trading for the year ended July 31, 2004. On August 23, 2004, Ferrellgas declared distributions to Ferrell Companies and FCI Trading of $8.9 million and $0.1 million, respectively, that was paid on September 14, 2004.

Operations

Ferrell International Limited (“Ferrell International”) is beneficially owned by Mr. Ferrell and thus is an affiliate. The Company enters into transactions with Ferrell International in connection with the Company’s risk management activities and does so at market prices in accordance with the Company’s affiliate trading policy approved by the Company’s Board of Directors. These transactions include forward, option and swap contracts and are all reviewed for compliance with the policy. The Company also provides limited accounting services for Ferrell International.

There were no amounts due from or to Ferrell International at July 31, 2004, except for 75 thousand barrels of propane to be delivered from Ferrell International valued at $2.1 million.

M.        Contingencies and commitments

Litigation

The Company’s operations are subject to all operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing for use by consumers of combustible liquids such as propane. As a result, at any given time, the Company is threatened with or named as a defendant in various lawsuits arising in the ordinary course of business. Currently, the Company is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of business. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that there are no known claims or contingent claims that are reasonably expected to have a material adverse effect on the consolidated financial condition of the Company.

Ferrellgas Partners distributions

Ferrellgas Partners makes quarterly cash distributions of all of its “available cash.”Available cash is defined in the partnership agreement of Ferrellgas Partners as, generally, the sum of its consolidated cash receipts less consolidated cash disbursements and net changes in reserves established by the Company for future requirements. Reserves are retained in order to provide for the proper conduct of Ferrellgas Partners’business, or to provide funds for distributions with respect to any one or more of the next four fiscal quarters. Distributions are made within 45 days after the end of each fiscal quarter ending January, April, July and October to holders of record on the applicable record date.

Distributions by Ferrellgas Partners in an amount equal to 100% of its available cash, as defined in its partnership agreement, will be made to the senior and common unitholders and the Company. Additionally, the payment of incentive distributions to the holders of incentive distribution rights will be made to the extent that certain target levels of cash distributions are achieved. The senior units have certain distribution and preference rights over the common units. The publicly held common units have certain distribution preference rights over the common units held by Ferrell.

Equity redemption and conversion

The 2.0 million senior units outstanding as of July 31, 2004 have a liquidating value of $40 per unit or $79.8 million. The senior units are redeemable by Ferrellgas Partners at any time, in whole or in part, upon payment in cash of the liquidating value of the senior units, currently $40 per unit, plus the amount of any accrued and unpaid distributions. The holder of the senior units has the right, subject to certain events and conditions, to convert any outstanding senior units into common units at the earlier of December 31, 2005 or upon the occurrence of a material event as defined by Ferrellgas Partners’partnership agreement. Such conversion rights are contingent upon Ferrellgas Partners not previously redeeming such securities.

Long-term debt-related commitments

The Company has long and short-term payment obligations under agreements such as senior notes and credit facilities. Amounts shown in the table below represent the Company’s scheduled future maturities of long-term debt (including current maturities thereof) for the periods indicated. See Note G — Long-term debt — for a description of these debt obligations.

Operating lease commitments and buyouts

The Company leases certain property, plant and equipment under noncancelable and cancelable operating leases. Amounts shown in the table below represent minimum lease payment obligations under the Company’s third-party operating leases with terms in excess of one year for the periods indicated. These off-balance sheet arrangements include the leasing of transportation equipment, property, computer equipment and propane tanks. The Company accounts for these arrangements as operating leases. These off-balance sheet arrangements enable the Company to lease equipment from third parties rather than, among other options, purchasing the equipment using on-balance sheet financing. Most of the operating leases involving the Company’s transportation equipment contain residual value guarantees. These transportation equipment lease arrangements are scheduled to expire over the next seven years. Most of these arrangements provide that the fair value of the equipment will equal or exceed a guaranteed amount, or the Company will be required to pay the lessor the difference. Although the fair values of the underlying equipment at the end of the lease terms have historically exceeded these guaranteed amounts, the maximum potential amount of aggregate future payments the Company could be required to make under these leasing arrangements, assuming the equipment is worthless at the end of the lease term, is currently $14.0 million. The Company does not know of any event, demand, commitment, trend or uncertainty that would result in a material change to these arrangements.

Operating lease buyouts represent the maximum amount the Company would pay if it were to exercise its right to buyout the assets at the end of their lease term.

The following table summarizes the Company’s contractual obligations as of July 31, 2004:

	Future minimum rental and buyout amounts by fiscal year
	2005	2006	2007	2008	2009	Thereafter
Long-term debt,
including
current portion	$2,591	$111,612	$59,751	$91,301	$52,763	$837,200
Capital lease
obligations	$248	$138	$25	$29	$29	--
Operating lease
obligations	$23,236	$18,471	$13,994	$10,263	$7,451	$7,803

Operating lease buyouts	$6,269	$2,247	$7,535	$1,728	$3,204	$5,227
Certain property and equipment is leased under noncancelable operating leases, which require fixed monthly rental payments and which expire at various dates through 2021.

N.        Employee benefits

Ferrell makes contributions to the ESOT, which causes a portion of the shares of Ferrell owned by the ESOT to be allocated to employees’ accounts over time. The allocation of Ferrell’s shares to employee accounts causes a non-cash compensation charge to be incurred by the Company, equivalent to the fair value of such shares allocated. The Company is not obligated to fund or make contributions to the ESOT.

The Company and its parent, Ferrell, have a defined contribution profit-sharing plan, which includes both profit sharing and matching contributions. The plan covers substantially all employees with more than one year of service. With the establishment of the ESOP in July 1998, the Company suspended future contributions to the profit sharing plan beginning with fiscal year 1998. The plan, which qualifies under section 401(k) of the Internal Revenue Code, also provides for matching contributions under a cash or deferred arrangement based upon participant salaries and employee contributions to the plan. Unlike the profit sharing contributions, these matching contributions were not eliminated with the establishment of the ESOP.

The Company has a defined benefit plan that provides participants who were covered under a previously terminated plan with a guaranteed retirement benefit at least equal to the benefit they would have received under the terminated plan. Until July 31, 1999, benefits under the terminated plan were determined by years of credited service and salary levels. As of July 31, 1999, years of credited service and salary levels were frozen. The Company’s funding policy for this plan is to contribute amounts deductible for Federal income tax purposes and invest the plan assets primarily in corporate stocks and bonds, U.S. Treasury bonds and short-term cash investments. During fiscal years 2004 and 2003, other comprehensive income and other liabilities were adjusted by $(0.9) million and $(0.7) million, respectively, because the accumulated benefit obligation of this plan exceeded the fair value of plan assets.

O.     Unit options of Ferrellgas Partners and stock options of Ferrell

Prior to April 19, 2001, the Second Amended and Restated Ferrellgas Unit Option Plan (the “unit option plan”) authorized the issuance of options (the “unit options”) covering up to 850,000 of Ferrellgas Partners’ common units to employees of the Company or its affiliates. Effective April 19, 2001, the unit option plan was amended to authorize the issuance of options covering an additional 500,000 common units. The unit option plan is intended to meet the requirements of the New York Stock Exchange equity holder approval policy for option plans not approved by the equity holders of a company, and thus approval of the plan from the unitholders of Ferrellgas Partners was not required. The Board of Directors of the Company administers the unit option plan, authorizes grants of unit options thereunder and sets the unit option price and vesting terms of unit options in accordance with the terms of the unit option plan. No single officer or director of the general partner may acquire more than 314,895 common units under the unit option plan. The unit options outstanding as of July 31, 2004, are exercisable at exercise prices ranging from $16.80 to $21.67 per unit, which was an estimate of the fair market value of the units at the time of the grant. In general, the options currently outstanding under the unit option plan vest over a five-year period, and expire on the tenth anniversary of the date of the grant.

	Number of units	Weighted average exercise price
Outstanding, August 1, 2002	1,075,400	$18.15
Exercised	(368,900)	18.05
Forfeited	(2,400)	18.80

Outstanding, July 31, 2003	704,100	18.20
Exercised	(233,924)	18.08
Forfeited	--	--

Outstanding, July 31, 2004	470,176	18.26

Options exercisable, July 31, 2004	245,776	18.52

Options exercisable, July 31, 2003	364,300	18.43

Options outstanding at July 31, 2004
Range of option prices at end of year	$16.80-$21.67
Weighted average remaining contractual life	5.2 Years

The ICP was established by Ferrell to allow upper middle and senior level managers of the Company to participate in the equity growth of Ferrell. The shares underlying the stock options are common shares of Ferrell, therefore, there is no potential dilution of the Company. The ICP stock options vest ratably in 5% to 10% increments over 12 years or 100% upon a change of control of Ferrell, or the death, disability or retirement at the age of 65 of the participant. Vested options are exercisable in increments based on the timing of the payoff of Ferrell’s debt, but in no event later than 20 years from the date of issuance.

P.        Disclosures about fair value of financial instruments

The carrying amount of short-term financial instruments approximates fair value because of the short maturity of the instruments. The estimated fair value of the Company’s long-term debt was $1,175.7 million and $921.0 million as of July 31, 2004 and 2003, respectively. The fair value is estimated based on quoted market prices.

Interest rate collar, cap and swap agreements. The Company from time to time has entered into various interest rate collar, cap and swap agreements involving, among others, the exchange of fixed and floating interest payment obligations without the exchange of the underlying principal amounts. During the year ended July 31, 2003, an interest rate cap agreement with a large financial institution expired.

Q.        Subsequent event

During August 2004, Ferrellgas Partners received $55.1 million pursuant to the issuance of 2.9 million common units to the public. In connection with this offering by Ferrellgas Partners, Ferrell contributed $1.1 million to the Company during August 2004.